UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 29, 2018
(Date of earliest event reported)
Qorvo, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36801	46-5288992
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification No.)

7628 Thorndike Road, Greensboro, North Carolina 27409-9421
(Address of principal executive offices)
(Zip Code)

(336) 664-1233
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

Item 1.01. Entry into a Material Definitive Agreement.
On June 29, 2018, Qorvo, Inc. (the “Company”) issued a press release announcing the results to date of the previously announced cash tender offers (the “Tender Offers”) for any and all of the Company’s outstanding 6.75% Senior Notes due 2023 (the “2023 Notes”) and up to $150,000,000 of the Company’s outstanding 7.00% Senior Notes due 2025 (the “2025 Notes” and together with the 2023 Notes, the “Notes”). The Company also announced the extension of the Early Tender Date (as defined in the Offer to Purchase and Consent Solicitation Statement dated June 15, 2018 (the “Offer to Purchase and Consent Solicitation”)) with respect to the 2025 Notes from 5:00 p.m., New York City time, on June 28, 2018 to midnight, New York City time, at the end of the day on July 13, 2018. In connection with the tender offer for the 2023 Notes, the Company also announced the results to date for the Company’s previously announced solicitation of consents from holders of the 2023 Notes to amend certain provisions of the Indenture, dated as of November 19, 2015 (the “Indenture”), between the Company, the Company’s domestic subsidiaries that guarantee the Company’s obligations under its existing credit facility (the “Guarantors”), and MUFG Union Bank, N.A. (the “Trustee”) with respect to the 2023 Notes (the “Proposed Amendments”). A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K (this “Report”) and incorporated herein by reference.
As of June 29, 2018, the requisite consents to effect the Proposed Amendments with respect to the 2023 Notes, as described in the Offer to Purchase and Consent Solicitation, were received. Accordingly, on June 29, 2018, the Company, the Guarantors and the Trustee executed and delivered a supplemental indenture to the Indenture (the “Supplemental Indenture”). The Supplemental Indenture, which modified only the terms of the 2023 Notes,

(a)	deleted from the Indenture:

i.	Section 4.03, “SEC Reports”;

ii.	Section 4.07, “Limitation on Restricted Payments”;

iii.	Section 4.08, “Limitation on Restrictions on Distributions from Restricted Securities”;

iv.	Section 4.09, “Limitation on Indebtedness”;

v.	Section 4.10, “Limitation on Sales of Assets and Subsidiary Stock”;

vi.	Section 4.11, “Limitation on Transactions with Affiliates”;

vii.	Section 4.12, “Limitation on Liens”;

viii.	Section 4.14, “Change of Control”;

ix.	Section 4.18, “Future Subsidiary Guarantors”;

x.	Section 4.19, “Suspension of Covenants”; and

xi.	Section 6.01(a), “Events of Default” (subsection (4) thereof);

(b)
modified Section 3.01, “Notices to Trustee” by deleting “at least 30 days but not more than 60 days before the redemption date” and replacing the deleted language with the following: “not less than three Business Days nor more than 60 days before the redemption date”;

(c)
modified Section 3.02(a) “Selection of Notes to Be Redeemed” by deleting “not less than 30 nor more than 60 days prior to the redemption date” and replacing the deleted language with the following: “not less than three Business Days nor more than 60 days before the redemption date”;

(d)
modified Section 3.03(a) “Notice of Redemption” by deleting “At least 30 days but not more than 60 days before a redemption date” and replacing the deleted language with the following: “not less than three Business Days nor more than 60 days before the redemption date”;

(e)
modified Section 5.01 “Merger and Consolidation” to remove various restrictions on the Company or any subsidiary guarantor consolidating, merging, or conveying, transferring or leasing all or substantially all of its assets (or the assets of any subsidiary); and

(f)	modified Section 5.02, “Successor Corporation Substituted” to make conforming changes.

The Supplemental Indenture became effective on June 29, 2018. The description of the Supplemental Indenture in this Report is a summary and is qualified in its entirety by reference to the complete text of the Supplemental Indenture, which is filed as Exhibit 4.1 to this Report and incorporated herein by reference.
This Report does not constitute an offer to purchase nor a solicitation of an offer to sell any Notes in the Tender Offers. The Tender Offers and the Consent Solicitation are only being made pursuant to an Offer to Purchase and Consent Solicitation Statement and the accompanying Letter of Transmittal and Consent. The Tender Offers and the Consent Solicitation are not being made to holders of Notes in any state or jurisdiction in which the making or acceptance thereof would be unlawful under the securities laws of such jurisdiction.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Supplemental Indenture No. 1, dated as of June 29, 2018 among Qorvo, Inc., the Guarantors party thereto and MUFG Union Bank, N.A., as Trustee
99.1	Press release dated June 29, 2018

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Qorvo, Inc.

By:	/s/ Mark J. Murphy
Mark J. Murphy
Chief Financial Officer

Date:    June 29, 2018